Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Danielson Holding Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Danielson Holding Corporation of our report dated March 5, 2002, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows of Danielson Holding Corporation and subsidiaries for the year ended December 31, 2001, and all related financial statement schedules, which report appears in the December 31, 2003 annual report on Form 10-K of Danielson Holding Corporation filed on March 15, 2004, as amended by Form 10-K/A filed on May 18, 2004.

(signed) KPMG LLP

New York, New York
October 5, 2004